Exhibit (a)(3)




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February 9, 2001

TO:          UNIT HOLDERS OF BRAUVIN INCOME PROPERTIES L.P. 6

SUBJECT:     OFFER TO PURCHASE UNITS

Dear Unit Holder:

     As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer"),MP FALCON FUND, LLC; MACKENZIE SPECIFIED INCOME FUND, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, L.P.; ACCELERATED HIGH YIELD PENSION INVESTORS, L.P.; ACCELERATED HIGH YIELD GROWTH FUND, L.P.; MP VALUE FUND 7, LLC; MP VALUE FUND 5, LLC; MP SPECIAL FUND 5, LLC; and PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND, L.P. (collectively the "Purchasers") are offering to purchase up to 1,568.5 Units of limited partnership interest (the "Units") in BRAUVIN INCOME PROPERTIES L.P. 6, a Delaware limited partnership (the "Partnership") at a purchase price equal to:

                                  $500 per Unit

        The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in BRAUVIN INCOME PROPERTIES L.P. 6 without the usual transaction costs associated with market sales or partnership transfer fees.

         After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or telecopy a duly completed and executed copy of the Letter of Transmittal (printed on purple paper) and Change of Address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

In considering selling your interest in the Partnership, please review the following facts:

o In the definitive proxy solicitation sent out to investors on June 14, 1999, the General Partners requested the approval to sell all of the Partnership's assets for a minimum sale price of 70% of the cumulative appraised value of the Properties or $12,215,000. Subsequently, this request was approved. Therefore, if the Properties are sold for the minimum sale price, the Limited Partners would receive substantially less than the most recently published cumulative appraised value, which was the basis for the General Partner's estimate for distributions to limited partners.

o In the same proxy solicitation, the General Partners intended to conduct the sale in an aggressive and efficient manner, followed by timely distributions to Limited Partners. Accordingly, the General Partners established a time line of goals for completion of the sale of the properties, in which a final distribution to investors was to be paid by February 12, 2000. More than a year and a half since the General Partners received approval to sell the Partnership Properties NO Properties have been sold and the General Partners have not reported any current offers to purchase the properties being seriously entertained by the Partnership.

o Over the past year, several of the Partnership's Properties have suffered substantially. The Del Champs Shopping Center, lost its single largest tenant in the second quarter of 2000, reducing it's occupancy to 29%. In addition, another tenant, the Rite Aid drugstore has the ability to cancel its lease with the Partnership if a suitable grocery anchor is not obtained within four months of the grocery store closing.

o The Shoppes on the Parkway property has lost several of its national retailers to larger "mega-centers." As a result, the property has experienced a decline in occupancy.

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o            Primarily,  as a result  of the  occupancy  loss at the Del  Champs
             Shopping  Center,   the  General  Partners   temporarily   deferred
             distributions. Hence, the Partnership has not paid a distribution since February 15, 2000.

                           MacKenzie Patterson, Inc.,
                               1640 School Street
                            Moraga, California 94556
                            Telecopy: (925) 631-9119

         If you have any questions or need assistance, please call the Depository at 800-854-8357.

               This Offer expires (unless extended) March 19, 2001.















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